SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 15, 1996

                         ATLANTIC BEVERAGE COMPANY, INC.
                  (Exact name of registrant as specified in its
                                    charter)


           Delaware                             0-22614                       36-3761400
 (State or other jurisdiction of            (Commission File             (I.R.S. Employer
 incorporation or organization)                  Number)                 Identification No.)


        1587 Sulphur Spring Road
          Baltimore, Maryland                                           21227

(Address of principal executive offices)                             (Zip Code)

       Registrant's telephone number, including area code: (410) 247-5857

         (Former name or former address, if changed since last report)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ATLANTIC BEVERAGE COMPANY, INC.

Dated:  May 29, 1996                 By:    /s/  ERIC D. BECKER
                                        -----------------------
                                        Eric D. Becker, Chairman of the Board

                        ATLANTIC BEVERAGE COMPANY, INC.

                INDEX TO FINANCIAL STATEMENTS AND RELATED NOTES

                                                                                        Page
PRO FORMA CONSOLIDATED FINANCIAL DATA:
     Pro Forma Consolidated Statement of Operations for the Year Ended
          December 31, 1995........................................................      F-2
     Notes to Pro Forma Consolidated Statement of Operations.......................      F-3

FINANCIAL STATEMENTS OF PREFCO, INC.:
     Report of Independent Public Accountants......................................      F-4
     Balance Sheets - as of January 1, 1995 and December 31, 1995..................      F-5
     Statements of Income - for the Years Ended January 1, 1994, January 1,
         1995 and December 31, 1995................................................      F-6
     Statements of Changes in Stockholders' Equity - for the Years Ended
         January 1, 1994, January 1, 1995 and December 31, 1995.....................     F-7
     Statements of Cash Flows - for the Years Ended January 1, 1994,
         January 1, 1995 and December 31, 1995......................................     F-8
     Notes to Financial Statements..................................................     F-9

FINANCIAL STATEMENTS OF CARLTON FOODS, INC.:
     Report of Independent Public Accountants.......................................    F-12
     Balance Sheets - as of December 31, 1994 and 1995..............................    F-13
     Statements of Operations - for the Years Ended December 31, 1993,
         1994 and 1995..............................................................    F-14
     Statements of Changes in Stockholders' Equity (Deficit)  - for the Years
         Ended December 31, 1993, 1994 and 1995.....................................    F-15
     Statements of Cash Flows - for the Years Ended December 31, 1993,
         1994 and 1995..............................................................    F-16
     Notes to Financial Statements..................................................    F-17


                     PRO FORMA CONSOLIDATED FINANCIAL DATA

         The following Pro Forma Consolidated Financial Data includes the unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995. No unaudited Pro Forma Consolidated Balance Sheet is included, as the balances are reflected in Atlantic Beverage Company, Inc.'s ("Atlantic Beverage") March 31, 1996 balance sheet included in the Company's
Form  10-Q for the  quarter  ended  March  31,  1996.  The  unaudited  Pro Forma
Consolidated Statement of Operations is adjusted to give effect to (i) the consummation of the acquisition of the common stock of Prefco, Inc. ("Prefco"),
(ii) the consummation of the merger of Carlton Foods, Inc. ("Carlton Foods") with Atlantic Beverage, (iii) the issuance of additional shares of Atlantic Beverage common stock through private placement, (iv) the issuance of additional shares of Atlantic Beverage common stock to the sellers of Prefco and Carlton Foods (v) the incurrence of revolver and term debt in amounts sufficient to complete the transactions described in (i) and (ii) above, as if such transaction had occurred on January 1, 1995.

         The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Data should be read in conjunction with the Company's Financial Statements and related notes thereto and the financial statements and related notes of Prefco and Carlton Foods. The unaudited Pro Forma Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position would have been had any of the above events occurred on January 1, 1995 or to project the Company's results of operations or financial position for or at any future period or date.

                        ATLANTIC BEVERAGE COMPANY, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)


                                           Atlantic                              Carlton         Pro Forma            Pro Forma
                                           Beverage          Prefco              Foods           Adjustments          Combined
Net Sales                                  $20,596,436       $112,057,226        $7,586,254      $(3,815,855)(a)      $136,424,061

Cost of goods sold                          14,743,435        103,939,174         6,172,681       (3,815,855)(a)       121,039,435

Gross Profit                                 5,853,001          8,118,052         1,413,573               --            15,384,626

Selling, general and administrative:
 Salaries and benefits                       3,087,421          3,419,763           511,973         (126,000)(b)         6,893,157
 Other operating expense                     2,367,239          3,664,743           493,537                              6,525,519
 Depreciation and amortization                 388,321             93,883           437,169         (119,448)(c)
                                                                                                     225,046 (d)         1,024,971
Management and consulting fees                 148,200                 --           115,973           75,000 (e)           339,173
 Total selling, general and administrative   5,991,181          7,178,389         1,558,652           54,598            14,782,820

 Income (loss) from operations                (138,180)           939,663          (145,079)         (54,598)              601,806

Other Income (Expenses):
 Interest expense                              (25,394)                --          (251,218)        (702,736)(f)          (979,348)

 Interest income                                11,654                 --                --                                 11,654
 Other                                              --            102,110           (47,182)                                54,928

 Income (loss) before income tax provision    (151,920)         1,041,773          (443,479)        (757,334)             (310,960)

Income tax provision

 Net (loss) income from continuing
  operations                               $  (151,920)      $  1,041,773        $ (443,479)     $  (757,334)         $   (310,960)

              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)        Adjustment to eliminate sales between Prefco and Carlton Foods.

(b) To reflect difference of pre- and post-acquisition salaries of the former owners of Prefco in accordance with the Stock Purchase Agreement.

(c) To reflect impact of the different bases of acquired property, plant and equipment as calculated below:

                                                        Prefco        Carlton Foods       Total
       Depreciation expense on acquired
          assets                                        $ 44,490         $ 260,212        $ 304,702
       Less:  Depreciation expense recorded
          by acquired companies                          (93,883)         (330,267)         (424,150)
                                                        ---------        ---------        ----------
                                                        $(49,393)        $ (70,055)       $(119,448)
                                                        =========        ==========       ==========

(d) To record adjusted amortization expense to reflect the Prefco acquisition and Carlton Foods merger as calculated below:

                                                         Prefco        Carlton Foods     Total
Amortization expense related to
            goodwill of $6,174,332 and
            $2,827,483, respectively, to be
            amortized over 40 years                      $ 154,359       $ 70,687        $ 225,046
                                                         =========       =========       =========

(e)      To record management fees to be paid to Sterling Capital for Prefco.

(f) To record interest expense on acquisition financing and eliminate interest expense recorded for debt of Carlton Foods and Atlantic Beverage calculated as follows:

                                                Atlantic                         Carlton
                                                Beverage      Prefco              Foods           Total
         Interest expense on debt               $ 162,000     $ 488,307       $   175,874      $  826,181

         Interest expense related to
            deferred financing costs
            of $227,554, $227,554,
            and $310,723, respectively,
            to be amortized over 5 years           45,511        45,511            62,145         153,167

          Less:  Interest expense
            recorded by entities                  (25,394)           --          (251,218)       (276,612)
                                                -----------   ----------      -----------       ---------
                                                $ 182,117     $ 533,818        $  (13,199)      $ 702,736
                                                =========      =========        ==========      =========

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
PREFCO, Inc.:

We have audited the accompanying balance sheets of PREFCO, Inc. (a Texas corporation) as of January 1, 1995, and December 31, 1995, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PREFCO, Inc. as of January 1, 1995, and December 31, 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland,
  January 19, 1996

                                  PREFCO, INC.

                                 BALANCE SHEETS

                  AS OF JANUARY 1, 1995, AND DECEMBER 31, 1995

                                                                      January 1,   December 31,
                                                                         1995          1995
                                                                     -----------  -------------
                              ASSETS

CURRENT ASSETS:
  Cash and cash equivalents (Note 1)                                 $2,607,682   $ 2,885,485
  Short-term investments (Note 1)                                       608,709       518,197
  Accounts receivable, net of allowance for doubtful accounts
    of $15,000                                                        3,822,559     5,037,027
  Inventory (Note 1)                                                  1,532,300     1,776,325
  Prepaid expenses and other                                            153,467       107,480
                                                                     ----------   -----------
      Total current assets                                            8,724,717    10,324,514

EQUIPMENT, net (Notes 1 and 2)                                          214,192       222,450

CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES
  (Note 8)                                                              114,106        44,579
                                                                     ----------   -----------
      Total Assets                                                   $9,053,015   $10,591,543
                                                                     ==========   ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank overdrafts                                                    $1,386,995   $ 2,821,156
  Accounts payable                                                    4,868,377     4,908,042
  Accrued expenses (Note 8)                                             203,357       261,873
                                                                     ----------   -----------
      Total Liabilities                                               6,458,729     7,991,071
                                                                     ----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)

STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 1,000,000 shares authorized;
    1,500 shares issued and outstanding                                   1,500         1,500
  Additional paid-in capital                                          1,167,347     1,167,347
  Retained earnings                                                   1,425,439     1,431,625
                                                                     ----------   -----------
      Total Stockholders' Equity                                      2,594,286     2,600,472
                                                                     ----------   -----------
      Total Liabilities and Stockholders' Equity                      9,053,015    10,591,543
                                                                     ==========   ===========



      The accompanying notes are an integral part of these balance sheets.

                                  PREFCO, INC.

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED JANUARY 1, 1994, JANUARY 1, 1995

                             AND DECEMBER 31, 1995


                                                                    January 1,               December 31,
                                                              1994             1995              1995
                                                         -------------     -------------     -------------
NET SALES (Notes 1 and 4)                                 $89,030,440       $93,857,614      $112,057,226

COST OF GOODS SOLD, exclusive of depreciation
  shown below                                              82,774,456        86,579,222       103,939,174
                                                         -------------     -------------     -------------
      Gross profit                                          6,255,984         7,278,392         8,118,052
                                                         -------------     -------------     -------------

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES:
  Salaries and benefits                                     3,016,536         3,141,030         3,419,763
  Other operating expenses                                  2,867,231         3,113,030         3,664,743
  Depreciation (Notes 1 and 2)                                128,449           100,748            93,883
                                                         -------------     -------------     -------------
       Total selling, general and administrative
         expenses                                           6,012,216         6,354,808         7,178,389
                                                         -------------     -------------     -------------
  Income from operations                                      243,768           923,584           939,663

OTHER INCOME                                                   54,885            55,604           102,110

INTEREST EXPENSE TO RELATED PARTIES                          (106,901)          (25,756)               --
                                                         -------------     -------------     -------------
NET INCOME                                                $   191,752       $   953,432       $  1,041,773
                                                         =============     =============     =============

INCOME PER COMMON SHARE DATA:
  NET INCOME PER COMMON SHARE                             $       128       $       636       $        695
                                                         =============     =============     =============
  WEIGHTED AVERAGE SHARES
    OUTSTANDING                                                 1,500             1,500              1,500
                                                         =============     =============     =============

        The accompanying notes are an integral part of these statements.

                                  PREFCO, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

   FOR THE YEARS ENDED JANUARY 1, 1994, JANUARY 1, 1995 AND DECEMBER 31, 1995


                                          Common Stock           Additional                            Total
                                      --------------------         Paid-In         Retained         Stockholders'
                                      Shares        Amount         Capital         Earnings            Equity
                                      -------      -------        ----------     ------------       -----------
BALANCE, December 27, 1992            $1,500        $1,500        $1,167,347     $   779,392        $1,948,239
  Net income                              --            --                --         191,752           191,752
  Distributions to shareholders           --            --                --        (274,291)         (274,291)
                                      -------      -------        ----------     ------------       -----------
BALANCE, January 1, 1994               1,500         1,500         1,167,347         696,853         1,865,700
  Net income                              --            --                --         953,432           953,432
  Distributions to shareholders           --            --                --        (224,846)         (224,846)
                                      -------      -------        ----------     ------------       -----------
BALANCE, January 1, 1995               1,500         1,500         1,167,347       1,425,439         2,594,286
  Net income                              --            --                --       1,041,773         1,041,773
  Distributions to shareholders           --            --                --      (1,035,587)       (1,035,587)
                                      -------      -------        ----------     ------------       -----------
BALANCE, December 31, 1995             1,500        $1,500        $1,167,347     $ 1,431,625       $ 2,600,472
                                      =======      =======        ==========     ============      ============



        The accompanying notes are an integral part of these statements.

                                  PREFCO, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED JANUARY 1, 1994, JANUARY 1, 1995

                             AND DECEMBER 31, 1995


                                                                    January 1,
                                                            ----------------------------- December 31,
                                                                1994          1995           1995
                                                            ------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                          $  191,752      $   953,432    $ 1,041,773
        Adjustments to reconcile net income to cash
               flows provided by operating activities-
                      Depreciation and amortization            128,449          100,748         93,883
                      Increase in accounts receivable, net     (94,883)      (1,189,603)    (1,214,468)
                      Decrease (increase) in inventory           1,465         (705,987)      (244,025)
                      (Increase) decrease in prepaid
                       expenses and other assets               (15,330)         (82,843)        45,987
                      Increase in accounts payable             136,145        2,388,811         39,665
                      Increase in accrued expenses              67,440           16,734         58,516
                                                              ---------      -----------    -----------

                             Net cash flows (used in)
                             provided by operating
                             activities                        415,038        1,481,292       (178,669)
                                                              ---------      -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
        (Purchase) sale of investments                         (13,385)         (95,324)        90,512
        Purchase of equipment, net                            (129,038)         (71,706)      (102,141)
        Increase (decrease) in cash surrender value of
               life insurance policy                            (3,686)         (17,030)        69,527
                                                              ---------      -----------    -----------

                             Net cash flows used in
                             investing activities             (146,109)        (184,060)        57,898
                                                              ---------      -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Increase in bank overdraft                              67,385          843,889      1,434,161
        Distributions to shareholders                         (274,291)        (224,846)    (1,035,587)
        Decrease in note payable                                     -         (383,673)             -
                                                              ---------      -----------    -----------

                             Net cash flows (used in)
                             provided by financing
                             activities                       (206,906)         235,370        398,574
                                                              ---------      ----------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                       62,023        1,532,602        277,803

CASH AND CASH EQUIVALENTS, beginning of period               1,013,057        1,075,080      2,607,682
                                                             ----------      ----------    -----------

CASH AND CASH EQUIVALENTS, end of period                    $1,075,080      $ 2,607,682    $ 2,885,485
                                                            ==========      ===========    ===========

SUPPLEMENTAL INFORMATION:

        Cash paid for interest                              $  106,901      $    25,756    $         -
                                                            ==========      ===========    ===========



        The accompanying notes are an integral part of these statements.

                                  PREFCO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     JANUARY 1, 1995, AND DECEMBER 31, 1995

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

The accompanying financial statements present the accounts of PREFCO, Inc. ("PREFCO" or "the Company"), a wholesale distributor of processed meat products, primarily in Houston, Texas, and the Gulf Coast Region.

Fiscal Year

The year ended January 1, 1994 (fiscal 1993), included 53 weeks and each of the years ended January 1, 1995 (fiscal 1994), and December 31, 1995 (fiscal 1995), included 52 weeks.

Revenue Recognition

The Company records sales when product is delivered to the customers. Discounts provided, principally volume, are accrued at the time of the sale.

Cash and Cash Equivalents

Cash and cash equivalent includes cash on-hand and in banks as well as certificates of deposits with a maturity of three months or less.

Short-Term Investments

Short-term investments include certificates of deposit with maturities of three to twelve months. As of December 31, 1995, approximately $318,000 of such certificates of deposit were pledged as collateral for certain standby letters of credit (see Note 3).

Inventory

Inventory is stated at the lower of cost or market and is comprised primarily of packaged meat products. Cost is determined using the first-in, first-out (FIFO) method.

Equipment

Equipment consists of office and warehouse equipment and delivery vehicles and is stated at cost. Depreciation is provided for on the double declining balance method over five year and seven year estimated useful lives of the assets.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

Income Taxes

The Company and its stockholders have elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code. As such, the Company's taxable income or loss for the periods was included in the individual income tax returns of its stockholders for federal and state income tax purposes. As a result, no provision for income taxes has been included in the accompanying statements of income.

2.    EQUIPMENT:

Equipment as of January 1, 1995, and December 31, 1995 are summarized as follows:


                                        January 1,    December 31,
                                           1995           1995
                                       ------------   ------------

Equipment and vehicles ........        $   692,450    $ 703,780

Less - Accumulated depreciation            478,258      481,330
                                           -------      -------
Equipment, net ................        $   214,192      222,450
                                           =======      =======

Depreciation expense for fiscal years 1993, 1994 and 1995 was $128,449, $100,748 and $93,883, respectively.

3.    LETTERS OF CREDIT:

PREFCO maintains standby letters of credit for certain of its suppliers to act as collateral for inventory purchases. As of December 31, 1995, total funds committed for these letters of credit amounted to $525,000. No funds were drawn down at December 31, 1995, on these letters of credit.

4.    SIGNIFICANT CUSTOMERS:

For fiscal years 1993, 1994 and 1995, approximately 41%, 32% and 43%, respectively, of the Company's sales were to a single customer. No other customers accounted for more than 10% of the Company's sales during such periods.

5.    "S" CORPORATION SHAREHOLDER DISTRIBUTIONS:

The Company made distributions to its shareholders during 1993, 1994 and 1995 to enable them to pay estimated taxes on their respective share of the Company's taxable income.

6.    OPERATING LEASE COMMITMENTS:

The Company leases its warehouse, office building and most of its delivery vehicles under operating leases. These leases have remaining terms from one to five years. Rental expense under these leases for the fiscal years 1993, 1994 and 1995 was $298,601, $307,334 and $783,894, respectively. As of December 31,
1995, future minimum lease payments under these operating leases are as follows:

                    1996                   $220,150
                    1997                     86,554
                    1998                     25,680
                    1999                     25,680
                    2000                      7,565
                                            -------
                                           $365,629

7.    RELATED PARTY TRANSACTIONS:

In 1993, the Company began doing business with an entity owned by the stockholders of PREFCO which provided advertising services. During fiscal years 1993, 1994 and 1995, PREFCO incurred expenses to this entity totaling approximately $104,000, $251,000 and $18,000, respectively.

The Company also leased a refrigeration facility from another entity owned by the stockholders of PREFCO through June 1994. During fiscal years 1993 and 1994, PREFCO incurred expenses to this entity of approximately $120,000 and $60,000, respectively.

8.    EMPLOYMENT AGREEMENT:

The Company has entered into an employment agreement with one employee which provides for pension benefits to be distributed upon the attainment of a determined retirement age, if the individual is still under the employ of the Company. Under the provisions of the agreement, the employee will receive a fixed amount for each year of service to the Company, each year for a period of 10 years following retirement. Pension expense of $14,848, $15,285 and $14,446 was recognized in 1993, 1994 and 1995, respectively, related to this agreement and is included in other operating expenses in the accompanying statements of income.

9.    CONTINGENCIES:

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's' financial position or results of operations.

10.   SUBSEQUENT EVENT:

On March 15, 1996, but effective January 1, 1996, all of the Company's outstanding common stock was acquired by a wholly-owned subsidiary of Atlantic Beverage Company, Inc.

                        [ARTHUR ANDERSEN LLP LETTERHEAD]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
Carlton Foods, Inc.:

We have  audited  the  accompanying  balance  sheets of Carlton  Foods,  Inc. (a
Wyoming corporation) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carlton Foods, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1993, 1994 and 1995.





                                                   /s/ Arthur Andersen LLP
Baltimore, Maryland,
  March 15, 1996

                              CARLTON FOODS, INC.


                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1994 AND 1995

                                                                                          1994            1995
                                                                                   ----------------    -------------
                                     ASSETS
CURRENT ASSETS:
         Cash                                                                           $     4,492        $    22,959
         Accounts receivable                                                                254,732            464,445
         Inventory (Notes 1 and 2)                                                          278,881            418,547
         Prepaid expenses and other                                                          13,964              1,400
                                                                                        -----------        -----------

                           Total current assets                                             552,069            907,351

PROPERTY, PLANT AND EQUIPMENT, net (Notes 1 and 3)                                        1,369,046          1,301,062
OTHER ASSETS, net                                                                           118,062             94,195
                                                                                        -----------        -----------

                           Total Assets                                                   2,039,177          2,302,608
                                                                                          =========          =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
         Bank overdrafts                                                                $    80,023        $   262,543
         Accounts payable                                                                   129,689            246,712
         Accrued expenses (Note 4)                                                          400,604            316,896
         Note payable - line of credit (Note 5)                                             294,532            155,843
         Current portion of long-term debt (Note 6)                                         338,592            253,939
         Current portion of obligations under capital leases (Note 7)                        73,876             54,877
                                                                                         ----------        -----------

                           Total current liabilities                                      1,317,316          1,290,810

LONG-TERM DEBT, net of current portion (Note 6)                                           5,220,187          5,013,395

OBLIGATIONS UNDER CAPITAL LEASES, net of
         current portion (Note 7)                                                           179,555             96,208

NET LIABILITIES OF DISCONTINUED OPERATIONS (Note 13)                                        411,890                 --
                                                                                         ----------         ----------

                           Total liabilities                                              7,128,948          6,400,413
                                                                                          ---------          ---------

COMMITMENTS AND CONTINGENCIES (Notes 7, 10 and 12)

STOCKHOLDERS' EQUITY (DEFICIT):
         Common stock, no par value; 1,000,000 shares authorized;
                  18,000 and 20,700 shares issued and outstanding,
                  respectively                                                              905,040            910,458
         Accumulated deficit                                                             (5,994,811)        (5,008,263)

                           Total Stockholders' Equity (Deficit)                          (5,089,771)        (4,097,805)

                           Total Liabilities and Stockholders' Equity (Deficit)         $ 2,039,177        $ 2,302,608
                                                                                        ===========        ===========

      The accompanying notes are an integral part of these balance sheets.

                              CARLTON FOODS, INC.


                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                      1993             1994             1995
                                                                  ------------------------------------------------
NET SALES                                                         $7,198,235       $7,021,808        $7,586,254

COST OF GOODS SOLD, exclusive of depreciation
         shown below                                               6,011,576        5,603,000         6,172,681
                                                                   ---------        ---------         ---------

                           Gross profit                            1,186,659        1,418,808         1,413,573
                                                                   ---------        ---------         ---------
SELLING, GENERAL AND ADMINISTRATIVE

         EXPENSES:
         Salaries and benefits                                       502,656          578,243           511,973
         Other operating expenses                                    427,395          497,724           493,537
         Depreciation and amortization                               321,278          352,578           437,169
         Management and consulting fees to related
                  parties                                            108,150           93,750           115,973
                                                                    --------       ----------          --------
                     Total selling, general and
                        administrative expenses                    1,359,479        1,522,295         1,558,652
                                                                   ---------        ---------         ---------
         Loss from operations                                       (172,820)        (103,487)         (145,079)
INTEREST EXPENSE                                                     271,061          278,709           251,218
OTHER EXPENSES, net                                                       --           71,098            47,182
                                                                    ---------      ----------        ----------
NET LOSS FROM CONTINUING OPERATIONS                                 (443,881)        (453,294)         (443,479)

DISCONTINUED OPERATIONS (Note 1):
         Income (loss) from discontinued operations                  742,290          248,798          (312,843)
         Gain on sale of division                                         --               --         1,742,870
                                                                     -------        ---------       -----------

NET INCOME (LOSS)                                                 $  298,409        $(204,496)       $  986,548
                                                                    ========        =========        ==========

INCOME (LOSS) PER COMMON SHARE DATA:

         Net loss from continuing operations                      $   (22.42)         $(22.89)       $   (21.42)


         Income (loss) from discontinued operations,
                  including gain on sale of division                   37.49            12.57             69.08
                                                                  ----------       ----------        ----------

         Net income (loss)                                        $    15.07       $   (10.32)       $    47.66
                                                                  ==========       ==========        ==========

         Weighted average common and common
                  equivalent shares outstanding (Note 8)              19,800           19,800            20,700
                                                                  ==========       ==========        ==========


      The  accompanying  notes are an integral  part of these statements.

                               CARLTON FOODS, INC.


                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                              Total
                                                 Common Stock                             Stockholders'
                                           -------------------------     Accumulated         Equity
                                           Shares          Amount          Deficit          (Deficit)
BALANCE, December 31, 1992                 18,000         $905,040      $(6,088,724)      $(5,183,684)

         Net income                          -                -             298,409           298,409
                                           -------         -------        ---------         ---------

BALANCE, December 31, 1993                 18,000          905,040       (5,790,315)       (4,885,275)

         Net loss                            -                -            (204,496)         (204,496)
                                           -------         -------         --------         ---------

BALANCE, December 31, 1994                 18,000          905,040       (5,994,811)       (5,089,771)

         Issuance of common stock (Note 8)  2,700            5,418             -                5,418

         Net income                          -                -             986,548           986,548
                                           -------         -------        ---------         ---------

BALANCE, December 31, 1995                  20,700        $910,458      $(5,008,263)      $(4,097,805)
                                           =======         =======        =========         =========

      The  accompanying  notes are an integral  part of these statements.

                               CARLTON FOODS, INC.


                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                       1993              1994              1995
                                                                   -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income (loss)                                         $ 298,409          $(204,496)      $   986,548
         Adjustments to reconcile net income (loss) to cash
                  flows provided by operating activities-
                           Gain on sale of division                     -                  -           (1,742,870)
                           Discontinued operations                  (742,290)          (248,798)          312,843
                           Depreciation and amortization             321,278            352,578           437,169
                           Net loss on disposal of assets               -                84,802            39,128
                           Noncash issuance of common stock             -                  -                5,400
                           (Increase) decrease in accounts
                             receivable, net                         (85,891)           129,375          (209,713)
                           Decrease (increase) in inventory          144,681            (47,763)         (139,666)
                           Decrease in prepaid expenses and other     20,993              1,534             1,538
                           Increase in accounts payable               24,574              5,524           117,023
                           Increase (decrease) in accrued expenes    335,948             13,927           (83,708)
                                                                   ---------           --------         ---------
         Net cash flows provided by (used in)
                  operating activities of-
                           Continuing operations                     317,702             86,683          (276,308)
                           Discontinued operations                    93,655            700,129           844,308
                                                                   ---------           --------         ---------

                                    Net cash flows provided by
                                      operating activities           411,357            786,812           568,000
                                                                   ---------           --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Acquisition of property, plant and equipment               (104,871)          (681,372)         (303,324)
         Proceeds from sale of equipment                               1,750              2,500              -
         Proceeds from sale of division                                 -                  -            2,725,000
                                                                   ---------           --------         ---------


                                    Net cash flows (used in)
                                     provided by investing
                                     activities                    (103,121)         (678,872)         2,421,676
                                                                   --------          --------          ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Increase (decrease) in bank overdraft                       53,141           (37,965)           182,520
         Net (repayments) borrowings of note payable,
                  line of credit                                   (334,397)          133,444           (138,689)
         Repayments of long-term debt                               (23,004)         (185,844)        (2,943,049)
         Exercise of stock options                                     -                 -                    18
         Deferred financing fees paid                                  -              (17,559)           (72,009)
                                                                   --------           -------         ----------
                                    Net cash flows used in
                                      financing activities         (304,260)         (107,924)         (2,971,209)
                                                                   --------          --------          ----------
NET INCREASE IN CASH                                                  3,976                16              18,467
CASH, beginning of period                                               500             4,476               4,492
                                                                   --------          --------          ----------
CASH, end of period                                               $   4,476         $   4,492         $    22,959
                                                                  =========         =========         ===========
SUPPLEMENTAL INFORMATION:
         Cash paid for interest                                   $ 271,061         $ 278,709         $   281,530
                                                                  =========         =========         ===========

      The  accompanying  notes are an integral  part of these statements.

                               CARLTON FOODS, INC.


                          NOTES TO FINANCIAL STATEMENTS



1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation - Company

Until March 27, 1995, Carlton Foods, Inc. (previously Western Packing Co., previously W-B Acquisition Corp.) was comprised primarily of a cattle packing division and a sausage processing and packing division. On March 27, 1995, the company sold its cattle packing division for approximately $2,725,000, resulting in a gain of $1,742,870 in connection with the sale. The results of operations for this division for the years ended December 31, 1993 and 1994, and for the period January 1, 1995 through March 27, 1995, have been presented in the accompanying financial statements as discontinued operations. In addition, the net liabilities of the division are presented separately in the accompanying balance sheet.

The continuing sausage processing and packing operation distributes branded and private label cooked sausage, primarily in Texas.

Revenue Recognition

The Company records sales when product is delivered to the customers. Discounts provided, principally volume, are accrued at the time of the sale.

Inventory

Inventory is stated at the lower of cost or market and is comprised of meat products and supplies. Cost is determined using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment consist of machinery and equipment, furniture and fixtures, leasehold improvements and vehicles and are stated at cost. Depreciation is recorded on the straight-line method over the following estimated useful lives.

         Machinery and equipment                        7 years
         Furniture and fixtures                       5-8 years
         Leasehold improvements                      5-20 years
         Vehicles                                       3 years

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

Income Taxes

The Company and its stockholders have elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code. As such, the Company's taxable income or loss for the periods was included in the individual income tax returns of its stockholders for federal and state income tax purposes. As a result, no provision for income taxes has been included in the accompanying statements of operations.

2.      INVENTORY:

Inventories consisted of the following as of December 31:

                                1994            1995
                              --------        --------

     Raw meat                 $ 92,120        $172,592
     Finished products          60,148          80,260
     Supplies                  126,613         165,695
                              --------        --------

              Total           $278,881        $418,547
                              ========        ========

3.     PROPERTY, PLANT AND EQUIPMENT:

Equipment as of December 31, 1994 and 1995 are summarized as follows:

                                                   1994             1995
                                               ------------      ------------

Machinery and equipment                         $1,624,856        $1,510,976
Furniture and fixtures                              65,368            72,012
Leasehold improvements                             351,193           508,447
Vehicles                                           142,393           156,644
                                               -----------        -----------
                                                 2,183,810         2,248,079

Less:  Accumulated depreciation                    814,764           947,017
                                               -----------        ----------

   Total property, plant and equipment, net     $1,369,046        $1,301,062
                                               ===========        ==========

Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $239,720, $246,968 and $330,267, respectively.

4.      WORKERS' COMPENSATION:

The Company is self-insured for workers' compensation claims. As of December 31, 1995, the Company has recorded a liability of approximately $13,300, which management believes will be adequate to cover claims incurred as of that date.

5.     NOTE PAYABLE - LINE OF CREDIT:

On March 27, 1995, the Company refinanced its line of credit with Creekwood Capital Group ("Creekwood"). The line is secured by accounts receivable and inventory and is limited to the lesser of $1.0 million or a percentage of certain eligible accounts receivable and inventory, as defined in the loan agreement. Principal and interest are due monthly, with interest charged at the prime rate, as defined, plus two percent. The loan agreement also calls for a monthly collateral management fee equal to $2,000 and an annual commitment fee of $10,000. The line of credit is subject to the terms of an Intercreditor Agreement and a Subordination Agreement as discussed in Note 6 below. The Loan Agreement also contains convenants relative to the maintenance of certain levels of tangible net worth, operating income, ratios of debt to net worth, solvency and other items (see Note 14).

6.      LONG-TERM DEBT:

Long-term debt consists of the following as of December 31:

                                                                         1994          1995
                                                                       ----------    ----------
Note payable to FINOVA Capital Corporation ("FINOVA"),
  collateralized by the outstanding shares of the Company's
  common stock and by substantially all of the Company's assets except receivables and inventory securing the Creekwood debt;
  interest is due monthly at 2.25% above the prime rate; payments of $20,000 plus accrued and unpaid interest are due and payable monthly with the remaining outstanding balance due
  September 30, 1997. This principal balance includes defaulted
  interest of $264,676 payable September 30, 1997.                    $ 4,176,048    $1,856,270


Subordinated notes payable to individuals and to a trust (the
  "Pattons"), collateralized primarily by real estate and the outstanding shares of the company's common stock, principal due in annual payments based upon a cash flow formula as
  defined in the note agreements. See discussion below.                 3,198,718     3,143,124


Unsecured notes payable to shareholders bearing interest at 9%            219,960       219,960

Equipment notes payable                                                    14,053        47,980
                                                                        ---------     ---------
                                                                        7,608,779     5,267,334

Less:  Amount related to discontinued operations                       (2,050,000)         -

                  Current portion                                        (338,592)     (253,939)
                                                                      -----------    ----------
                  Long-term portion                                   $ 5,220,187    $5,013,395
                                                                      ===========    ==========

The Company's note agreements with FINOVA and with the Pattons contain various affirmative and negative covenants, including the maintenance of certain cash flow ratios. As of December 31, 1995, the Company was in violation of certain of these covenants. Violation of the covenants is considered an event of default which could cause the loans to be immediately due and payable (see Note 14).

FINOVA and Creekwood have also entered into an Intercreditor Agreement with the Company's consent whereby FINOVA and Creekwood each have granted the other a second and subordinate security interest in collateral in which each has a first and prior security interest.

The Company has entered into an Equity Fee Participation Agreement with FINOVA whereby the Company has agreed to pay FINOVA a fee. The payment date and the amount of the fee may be triggered by the exercise of various options available to both the Company or FINOVA under the terms of the agreement. Had FINOVA exercised its rights to call the fee at December 31, 1995 the total fee would have been $-0-.

Effective January 15, 1993, the Company restructured its notes payable to the Pattons whereby the Pattons, in exchange for the release from certain provisions of the Stock Purchase Agreement pursuant to which the Pattons sold the Company in 1990 and in consideration of receiving a release of all claims against them, forgave a portion of the outstanding principal and interest due to them under the terms of certain notes originally issued to them by the Company as partial payment of the purchase price. A summary of the debt restructuring effective January 15, 1993, is as follows:

                                                       Outstanding
                                                        Principal
                                                           and
                                                        Interest
                                                       -----------
        Prior to debt restructuring                    $ 3,198,718

        Amount forgiven (unrealized gain)               (2,673,375)
                                                        ----------
                 Restated debt                         $   525,343
                                                        ==========

The restructured note does not state a maturity date and is subordinate to the FINOVA and Creekwood debt. In accordance with SFAS No. 15, the Company has not recorded a gain in connection with the restructuring because of the indeterminate nature of the period of repayment (see Note 14). Therefore, no interest expense was recognized on these notes since the date of restructuring and any payments made were recorded as a reduction of the outstanding debt and the balance of the notes as stated in the accompanying financial statements does not reflect the amount forgiven. Future payments to the Pattons will also be recorded as a reduction of the carrying amount of the debt until the amount forgiven has been fully recognized.

7.      OBLIGATIONS UNDER CAPITALIZED LEASES:

The Company leases certain equipment under capital leases expiring in various years through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the shorter of their related lease terms or their estimated productive lives. Depreciation of assets under capital lease is included in depreciation expense.

Minimum future lease payments under capital leases as of December 31, 1995, are as follows:

          1996                                          $ 54,877
          1997                                            54,877
          1998                                            54,877
          1999                                            11,261
          2000 and thereafter                               -
                                                        --------
          Total minimum lease payments                   175,892


          Less amount representing interest               24,807
                                                        --------

          Present value of net minimum lease payments   $151,085
                                                        ========

8.      ISSUANCE OF COMMON STOCK:

In February 1994, the shareholders approved the issuance of stock to the Company's president. In January 1995, the president received 900 shares of the Company's common stock valued at $5,400. This amount was recorded during 1995 as compensation expense.

Also in January 1995, certain stockholders exercised stock options which granted them 1,800 shares of common stock at an exercise price of $.01 per share. These options were considered common stock equivalents during 1993 and 1994.

9.     SIGNIFICANT CUSTOMERS AND SUPPLIERS:

For the years ended December 31, 1993, 1994 and 1995, approximately 50%, 51% and 50%, respectively, of Carlton's sales were to a single customer and approximately 13%, 14% and 13%, respectively, were to another customer. No other customers accounted for more than 10% of the Company's sales during such periods.

10.    OPERATING LEASE COMMITMENTS:

The Company leases its plant, office building and certain vehicles under operating leases. These leases have remaining terms from one to five years. Rental expense under these leases for the years ended December 31, 1993, 1994 and 1995 was $58,948, $61,048 and $46,663, respectively. As of December 31, 1995, future minimum lease payments under these operating leases are as follows:

          1996                         $ 49,893
          1997                           49,893
          1998                           41,493
          1999                           41,493
          2000                           27,662
          2001 and thereafter              -
                                       --------

                                       $210,434
                                       ========

11.    RELATED PARTY TRANSACTIONS:

The Company has a management agreement with Sterling Group, Ltd. ("Sterling") and Elfman Venture Partners, Inc. ("Elfman"), entities owned by certain of the Company's shareholders. The Company is also indebted to several of these shareholders (see Note 6). Under the terms of the agreement, Sterling and Elfman are to provide management services to the Company for a base combined annual fee of $75,000. If the Company meets certain debt coverage ratios, Sterling and Elfman are due an additional combined $75,000 in bonus fees. Both the base fees and the bonus fees are subject to annual increases of as much as 6% under certain conditions. Payment of certain of the fees are subject to a subordination agreement (see Note 6). Management fees for 1995 were $75,000 and as of December 31, 1995, $112,500 of management fees were owed to Sterling and Elfman.

During  1993,  1994 and 1995,  Carlton  incurred  $33,150,  $48,241 and $40,973, respectively, in fees to a consulting firm owned by certain stockholders of the Company.

12.    CONTINGENCIES:

The Company has an employee welfare benefit plan whereby it provides health insurance to its employees. The plan has been self-insured over the 1993, 1994 and 1995 years fluctuating within a range of $10,000 to $30,000 for each employee annually. Expenses over the insured amount in effect for each employee annually are covered by an insurance policy. As of December 31, 1993, 1994 and 1995, the Company has recorded an accrued liability of approximately $14,300, $39,500 and $13,300, respectively, which it believes will be adequate to cover claims incurred.

The Company has been sued for allegedly breach of contract, implied contract, and unjust enrichment in an unspecified amount. No discovery has yet been conducted and the Company's counsel has given representation that it is unable to form a judgment whether it is probable or remote that the outcome of this claim will be unfavorable to the Company nor, in the event of an unfavorable outcome, the range of any possible loss. An answer was filed on behalf of the client generally denying each and every allegation made against it. It is the Company's intent to vigorously defend this action.

Other lawsuits and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Companies' financial position or results of operations.

13.    DISCONTINUED OPERATIONS:

On March 27, 1995, the Company completed the sale of substantially all of the net assets of its cattle packing division. Accordingly, the results of operations for the years ended December 31, 1993, 1994 and 1995, are presented separately in the accompanying statements of operations. The net liabilities of the discontinued operation have been reclassified as noncurrent in the accompanying  balance  sheet  as of  December  31,  1994.  Net  sales  from  the discontinued operations were approximately $39,396,000, $41,716,000 and $9,448,000 for the years ended December 31, 1993 and 1994, and for the period ended March 27, 1995, respectively. Interest expense of $681,573, $674,806 and $187,998 for the years ended December 31, 1993 and 1994, and for the period ended March 27, 1995, respectively, was allocated to discontinued operations, based upon the relative amount of debt between the operations.

14.    SUBSEQUENT EVENT:

On March 15, 1996, but effective January 1, 1996, all of the outstanding common stock of the Company was acquired by a wholly-owned subsidiary of Atlantic Beverage Company, Inc. and a new basis of accounting was established in accordance with the purchase method. In connection with this transaction, all of the Company's outstanding debt to Creekwood and FINOVA, and a portion of the Patton notes (see Note 6), were refinanced.